Registration No. 333-85886 Rule 424(b)(3)
Pricing Supplement		Pricing Supplement Number 83 (c) Dated Monday, February 23, 2004
CUSIP Number	Principal Amount	Gross Concession	Net Proceeds	Coupon Type	Interest Rate Basis	Index Maturity	Spread to Interest Rate Basis	Maturity Date
44181EF29	$672,000.00	1.000%	$665,280.00	Floating Rate	Treasury Rate	3 Months	50.00	02/15/2009
Maximum Interest Amount	Initial Interest Rate	Interest Payment Dates	Coupon Frequency	Day Count Basis	Survivors Option	Product Ranking	Moodys Ranking	S & P Rating
N/A	1.439%	05/15/2004 and Quarterly on the 15th thereafter	Quarterly	Actual/ Actual	Yes	Senior Unsecured Notes	A1	A
Interest Reset Dates:	05/15/2004 and Quarterly on the 15th thereafter

Redemption Information: Non-Callable.
Note: *** Floating Rate HFC InterNotes*** T-Bill + 50 bps. Intial Coupon 1.44%

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, Incapital LLC.
Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Capital Markets Inc., Edward D. Jones & Co., L.P., Fidelity Capital Markets, A Division of National Financial Services LLC, Merrill Lynch & Co., Morgan Stanley, Prudential Securities, UBS Financial Services Inc.

In the event that the result of the 3 month Treasury Bill auction ceases to be published or reported, or that no auction is held in a particular week, then the rate in effect as a result of the last such report will remain in effect until such time, as the results of the actions of 3 month Treasury Bills will again be published.

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.
Recent Developments: Reference is made to the Company's Form 8-K Current Report dated March 28, 2003 for information regarding the acquisition of Household International, Inc., the Company's parent, by HSBC Holdings plc.

Household Finance Corporation 2700 Sanders Road Prospect Heights, IL 60070

Trade Date: Monday, February 23, 2004 @12:00 PM ET
Settlement Date: Thursday, February 26, 2004
All products sell at 100% of par.
Minimum Denomination/Increments: $1,000.00/$1,000.00
All Trade Settle Flat and clear SDFS: DTC Book Entry Only
DTCNumber: 0443 via Pershing, LLC
InterNotes(SM) is the service mark of Incapital, LLC.
All rights reserved.

							Household Finance Corporation $10,000,000,000 HFC InterNotes Prospectus Dated 30-April-03 Page 1 of 1